Exhibit 99.1

PRESS RELEASE

Contact:	Investors/Media:
Kite Realty Group Trust	The Ruth Group
Dan Sink	Stephanie Carrington / Jason Rando
Chief Financial Officer	(646) 536-7017 / 7025
(317) 577-5609	scarrington@theruthgroup.com
dsink@kiterealty.com	jrando@theruthgroup.com

Kite Realty Group Trust Announces

First Quarter 2005 Financial Results

First Quarter 2005 Highlights

•                  Funds from Operations increased to $0.28 per diluted share

•                  Total revenues for the quarter increased to $19.7 million, up from $6.8 million in the same period of the prior year

•                  Two development properties transferred to the operating portfolio

•                  Two new development projects announced with an estimated total cost of approximately $52 million

•                  One acquisition of an operating property closed for an aggregate purchase price of $15.5 million

Indianapolis, IN, May 5, 2005 – Kite Realty Group Trust (NYSE: KRG) (“the Company”) announced today results for its first quarter ended March 31, 2005.

Financial statements and exhibits incorporated into this release include the results of the Company for the three months ended March 31, 2005 and the results of the Kite Property Group, the Company’s predecessor, (“the Predecessor”) for the three months ended March 31, 2004.

Financial and Operating Results

For the three months ended March 31, 2005, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $7.6 million, or $0.28 per diluted share, for the Kite Portfolio compared to $2.1 million for the Predecessor for the same period in the prior year.  The Company’s allocable share of combined FFO was $5.3 million for the three months ended March 31, 2005 compared with the Predecessor’s allocable share of $1.3 million for the same period in 2004.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains (or losses) from sales of properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue for the first quarter of 2005 increased 189% to $19.7 million from $6.8 million for the Predecessor for the same period in 2004.  The Company’s net income for the first quarter of 2005 was $1.8 million, a 448% increase over the Predecessor’s first quarter 2004 net income of $331,076.

John A. Kite, President and Chief Executive Officer, said, “We are pleased to report strong revenue growth, fueled by the expansion of our operating portfolio.  Our proven ability as a developer and acquirer has enabled us to make substantial progress in growing our portfolio.  In the first quarter, we strengthened our pipeline with the announcement of two new retail development projects and expanded the retail operating portfolio with the completion of two retail shopping centers and the acquisition of another.  We continue to focus on our core strategy of securing quality development and acquisition opportunities that produce attractive, risk-adjusted returns.”

Property Portfolio

At March 31, 2005, the Company owned interests in 33 retail operating properties and 10 retail development properties, totaling approximately 4.8 million square feet and 1.7 million square feet, respectively.  Occupancy of the retail operating portfolio at quarter-end was at 93.8%.  The Company also owned five commercial operating properties with 662,652 square feet and a related parking garage.  Occupancy of the commercial operating portfolio was at 97.7% as of March 31, 2005.

Acquisition Activities

On February 7, 2005, the Company acquired the Fox Lake Crossing neighborhood shopping center in Fox Lake, IL (a suburb of Chicago) for a purchase price of approximately $15.5 million, including approximately $12.3 million in assumed debt.  The Company also purchased approximately 16 acres of contiguous raw land zoned for retail development that includes two outlots for approximately $2.8 million in cash.  In addition, a tax-increment financing (TIF) receivable was purchased for $1.5 million.

Development Activities

As of March 31, 2005, the Company had 10 retail properties under development that are expected to total approximately 1.7 million square feet.  Approximately 854,300 square feet will be owned by the Company and the remainder will be owned by anchor tenants upon completion of the development.  The total estimated cost of these properties is approximately $153 million, of which approximately $97 million had been incurred as of March 31, 2005.

During the first quarter, the Company announced two new development projects and acquired a land parcel for future development:

•                  On March 31, 2005, the Company acquired a 15-acre site located at the southeast corner of I-75 and Immokalee Road in Naples, Florida.  The property was acquired from principals of the Company at an amount equal to the seller’s cost in the project with no profit in exchange for 214,049 units of our operating partnership, Kite Realty Group, L.P.  The Company plans to develop Tarpon Springs Plaza, a community shopping center that is expected to include approximately 70,000 square feet of retail junior box tenants, 25,000 square feet of retail shops and up to four outparcels.  The estimated project cost for Tarpon Springs Plaza is $21.5 million and completion of the project is currently targeted for August 2006.  Separately, Target owns a contiguous 18-acre parcel and plans to construct a 173,800 square foot Super Target store, which will shadow anchor the Tarpon Springs Plaza property.

•                  On March 31, 2005, the Company acquired a partially constructed Super K-Mart on a 21.6-acre site in Naperville, IL for approximately $9.5 million.  The Company will fully redevelop the now vacant building for a total estimated project cost of approximately $29.7 million. Naperville Marketplace, a planned neighborhood shopping center, will consist of approximately 175,000 square feet of leasable space, anchored by a 70,000 square foot Marsh Supermarket.  The remaining space will be filled with junior box retailers and small shops.  The Marsh Supermarket is under construction and is scheduled to open in the third quarter of 2005. Upon completion the Company plans to sell the Marsh Supermarket to a third party.  Construction on the balance of the project is expected to commence in late summer of 2005 and be completed in the first quarter of 2006.

•                  On January 11, 2005, the Company acquired 33 acres of undeveloped land in Estero, FL in its second joint venture with Continental Real Estate Companies (Miami, FL) for a cash purchase price of $10.0 million.  Upon completion, Estero Town Commons, a planned community shopping center, is expected to contain a total of 173,000 square feet (including 23,000 square feet of non-owned space).  The estimated cost for this project is $20 million and completion of Estero Town Commons is currently targeted for the third quarter of 2006.

Also during the first quarter of 2005, the following development properties were transferred to the operating portfolio:

•                  Cool Creek Commons, a 138,000 square foot (including 12,200 square feet of non-owned outlet space) neighborhood shopping center in Carmel, Indiana, a suburb of Indianapolis. This approximately $20 million project is anchored by Stein Mart and Fresh Market.  The property was 86.3% leased at March 31, 2005 and is currently 91.3% leased.

•                  Weston Park, Phase I, a development in Carmel, Indiana with a projected total gross leasable area of approximately 12,200 square feet, consists of three outlots, two of which were ground leased to financial institutions as of March 31.

Financing Activities

During the first quarter of 2005, the Company entered into the following interest rate swaps to hedge variable cash flows associated with existing variable rate debt:

•                  On March 24, 2005, a portion of the line of credit (LIBOR + 1.35%) was hedged by an instrument with a notional amount of $35 million and a fixed interest rate of 5.65% maturing August 1, 2007.

•                  On March 24, 2005, variable rate debt at LIBOR + 1.75% was hedged by an instrument with a notional amount of $15 million and a fixed interest rate of 5.59% maturing May 1, 2006.

In addition, on April 21, 2005, another portion of the line of credit was hedged by an instrument with a notional amount of $15 million and a fixed interest rate of 5.375% maturing August 1, 2007.

Distributions

On February 10, 2005, the Board of Trustees declared a quarterly cash distribution of $0.1875 per common share for the period ending March 31, 2005 to shareholders of record on April 5, 2005.  This distribution was paid on April 19, 2005.

Earnings Conference Call

Management will host a conference call on Friday, May 6 at 11:00 a.m. EDT/10:00 a.m. CDT to discuss first quarter financial results.  A live Web cast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (877) 407-8035 for domestic callers and (201) 689-8035 for international callers.  After the live Web cast, the call will remain available on Kite Realty Group Trust’s website through June 3, 2005.  In addition, a telephonic replay of the call will be available until May 20, 2005.  The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers.  Please use account number 286 and reservation code 148184 for the telephonic replay.

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.  Kite Realty Group owns interests in 39 operating properties totaling approximately 5.5 million square feet and in 10 properties under development which are expected to total approximately 1.7 million square feet.

Safe Harbor

Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO estimate), whether as a result of new information, future events or otherwise.

Kite Realty Group Trust

Condensed Consolidated Balance Sheets

As of March 31, 2005 and December 31, 2004

	March 31, 2005	December 31, 2004
Assets:	(unaudited)
Investment properties, at cost:
Land	$122,420,039	$115,806,345
Land held for development	14,378,851	10,454,246
Buildings, improvements and equipment	403,569,158	370,630,075
Construction in progress	65,558,365	52,485,321
	605,926,413	549,375,987
Less: accumulated depreciation	(28,667,384)	(24,133,716)
	577,259,029	525,242,271

Cash and cash equivalents	9,077,218	10,103,176
Tenant receivables, including accrued straight-line rent	8,340,657	5,763,831
Investments in unconsolidated entities, at equity	1,339,202	155,495
Other assets	27,581,917	28,490,060
Total Assets	$623,598,023	$569,754,833

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$341,684,813	$283,479,363
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity	—	837,083
Minority interest	75,319	59,735
Other liabilities	51,896,895	58,756,379

Total liabilities	393,657,027	343,132,560

Limited Partners’ interests in operating partnership	70,668,088	68,423,213

Shareholders’ Equity:
Shareholders’ equity	159,272,908	158,199,060

Total Shareholders’ Equity	159,272,908	158,199,060

Total Liabilities and Shareholders’ Equity	$623,598,023	$569,754,833

Kite Realty Group Trust and

Kite Property Group (Predecessor)

Consolidated and Combined Statements of Operations

For the Three Months Ended March 31, 2005 and 2004

	The Company	The Predecessor
	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Revenue:

Minimum rent	$12,982,991	$3,269,728

Tenant reimbursements	2,640,985	378,780

Other property related revenue	948,500	815,431

Construction and service fee revenue	3,088,976	2,234,421

Other income	12,564	108,563

Total revenue	19,674,016	6,806,923

Expenses:

Property operating	2,834,001	1,074,553

Real estate taxes	1,527,758	380,699

Cost of construction and services	2,908,384	1,608,665

General, administrative, and other	1,165,774	1,138,523

Depreciation and amortization	4,948,683	910,627

Total expenses	13,384,600	5,113,067

Operating income	6,289,416	1,693,856

Interest expense	3,724,442	1,329,982

Minority interest income	(41,019)	(15,988)

Equity in earnings (loss) of unconsolidated entities	75,795	(16,810)

Limited partners’ interest in operating partnership	(785,090)	—

Net income	$1,814,660	$331,076

Basic and diluted income per share	$0.09

Basic weighted average Common Shares outstanding	19,148,267

Diluted weighted average Common Shares outstanding	19,231,484

Kite Realty Group Trust

Funds From Operations

For the Three Months Ended March 31, 2005 and 2004

	The Company	The Predecessor
	2005	2004
Funds From Operations:

Net income	$1,814,660	$331,076
Add: Limited Partners’ interests	785,090	—
Add: depreciation and amortization of consolidated entities	4,928,387	909,742
Add: depreciation and amortization of unconsolidated entities	68,212	318,084
Deduct minority interest	(14,684)	—
Add: joint venture partners’ interests in net income (loss) of unconsolidated entities*	—	182,118
Add: joint venture partners’ interests in depreciation and amortization of unconsolidated entities*	—	395,205
Funds From Operations of the Kite Portfolio	7,581,665	2,136,225

Less: minority interest share of depreciation and amortization	—	(252,073)
Less: joint venture partners’ interests in net (income) loss of unconsolidated entities	—	(182,118)
Less: joint venture partners’ interests in depreciation and amortization of unconsolidated entities	—	(395,205)
Less: Limited Partners’ interests	(2,289,562)	—
Funds From Operations allocable to the Company	$5,292,103	$1,306,829

Basic FFO per Share of the Kite Portfolio	$0.28

Diluted FFO per Share of the Kite Portfolio	$0.28

*    2004 amounts represent the minority and joint venture partners’ interests acquired in connection with the Company's initial public offering and related formation transactions.

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